Exhibit (j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------



We hereby consent to the incorporation by reference in this Registration Statement of Scudder Institutional Funds on Form N-1A ("Registration Statement") of our reports dated February 24, 2005 to the financial statements and financial highlights which appears in the December 31, 2004 Annual Report to Shareholders of Cash Management Fund Institutional, Cash Reserves Fund Institutional and Treasury Money Fund Institutional, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Counsel and Independent Registered Public Accounting Firm", "Financial Statements" and "Financial Highlights" in such Registration Statement.


/s/PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Boston, Massachusetts
April 29, 2005